EXHIBIT 11


                       COMPUTATION OF EARNINGS PER SHARE




Primary earnings per common share, as set forth in the consolidated statements of earnings, are computed by dividing net earnings by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Fully diluted earnings per share are computed based on the additional assumption that the Company's 6-3/4% Convertible Subordinated Debentures due 2011 were converted to common stock at the date of issuance with a corresponding increase in net earnings to reflect reduction in related interest expense, net of income taxes, except if anti-dilutive.

These computations are set forth below (in thousands except per share data):


                                                                        52 Weeks Ended
                                                          --------------------------------------------
                                                          January 27,      January 28,     January 29,
                                                              1996            1995            1994
                                                          -----------      -----------     -----------
EARNINGS PER COMMON SHARE AND
COMMON EQUIVALENT SHARE:
   Weighted average number of shares
   of common stock and common stock
   equivalents outstanding -
     Primary                                                   5,780          5,779           5,779
     Fully diluted                                             6,836          6,835           6,835
                                                            ========       ========        ========




NET EARNINGS (LOSS)                                         $ (4,206)      $  4,088        $  3,014
                                                            ========       ========        ========



NET EARNINGS (LOSS), adjusted to reflect
   reduction in interest expense attributable
   to convertible debentures, net of income tax             $ (2,669)      $  5,625        $  4,551
                                                            ========       ========        ========




NET EARNINGS (LOSS) PER SHARE:
   Primary                                                  $  (0.73)      $   0.71        $   0.52
   Fully diluted                                               (0.73)          0.71            0.52
                                                            ========       ========        ========